Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 6, 2017

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2016

INDIANAPOLIS, INDIANA – January 6, 2017, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2016. Hurco recorded net income of $3,003,000, or $0.45 per diluted share, for the fourth quarter of fiscal 2016 compared to net income of $4,804,000, or $0.72 per diluted share, for the corresponding period in fiscal 2015. For fiscal 2016, Hurco reported net income of $13,292,000, or $1.99 per diluted share, compared to $16,214,000, or $2.44 per diluted share, for fiscal 2015.

Michael Doar, Chief Executive Officer, stated, “Overall, it was a good year for Hurco Companies, Inc., considering the challenging market conditions around the globe. We achieved record revenues even though we did not achieve record unit sales, a testament to our commitment to expand our product offering to penetrate new markets with competitive and more complex technologies. We successfully expanded our presence in Asia, which I attribute directly to the acquisition of the Takumi brand. While we continue to be negatively impacted by foreign currency translation in Europe, our market penetration in that region remains strong, especially in Germany and France. The International Manufacturing Technology Show in Chicago was a key highlight of 2016 as it was the first time we had the opportunity to showcase all three of our brands at one venue. The excitement and customer activity that was generated at the show provided for a strong finish to the year, particularly for the Milltronics and Hurco brands, which utilize our proprietary controls. We still see opportunities to further integrate the three brands. We plan to continue leveraging our assembly operations, component sourcing and distribution channels in an effort to realize even more economies of scale.”

Sales and service fees for the fourth quarter of fiscal 2016 were $66,354,000, an increase of $661,000, or 1%, compared to the corresponding prior year period and included a negative currency impact of $1,293,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal 2016 were a record $227,289,000, an increase of $7,906,000, or 4%, compared to fiscal 2015 and included a negative currency impact of $6,426,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the quarter and fiscal year ended October 31, 2016 and 2015 (in thousands):

	Quarter Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2016	2015	Change	Change	2016	2015	Change	Change
Americas	$27,288	$25,345	$1,944	8%	$74,386	$70,169	$4,217	6%
Europe	31,849	33,936	(2,087)	-6%	124,070	129,335	(5,265)	-4%
Asia Pacific	7,217	6,412	804	13%	28,833	19,879	8,954	45%
Total	$66,354	$65,693	$661	1%	$227,289	$219,383	$7,906	4%

Sales in the Americas, which includes North and South America, for the fourth quarter of fiscal 2016 increased by 8% compared to the corresponding period in fiscal 2015 as a result of year-end promotional activities following the International Manufacturing Technology Show (“IMTS”) in September 2016. Sales in the Americas for fiscal 2016 increased by 6% compared to fiscal 2015, as a result of year-end promotional activities following the IMTS in September 2016, as well as the impact of twelve months of Milltronics sales in fiscal 2016 compared to only three months of sales activity from the acquisition of the Milltronics product line in July 2015 until the end of fiscal 2015. Sales in the Americas for fiscal 2016 included $17,868,000 of sales from the Milltronics product line, compared to $6,648,000 in fiscal 2015.

European sales for the fourth quarter of fiscal 2016 decreased by 6% compared to the corresponding period in fiscal 2015 and included a negative currency impact of 4% when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for fiscal 2016 decreased by 4% compared to fiscal 2015 and included a negative currency impact of 5% when translating foreign sales to U.S. dollars for financial reporting purposes. The slight year-over-year growth in European sales for fiscal 2016, excluding the effect of the negative currency impact, was driven by increased shipments of higher-performance machines in Germany, France and Italy.

Asian Pacific sales for the fourth quarter of fiscal 2016 increased by 13% compared to the corresponding prior year period, primarily due to increased sales from the Takumi product line. Asian Pacific sales for fiscal 2016 increased by 45% compared to fiscal 2015 and included a negative currency impact of 3% when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year increase in Asian Pacific sales for fiscal 2016 was primarily attributable to twelve months of Takumi sales included in fiscal 2016 compared to only three months of sales activity from the acquisition of the Takumi product line in July 2015 until the end of fiscal 2015. Asian Pacific sales for fiscal 2016 included $14,602,000 of sales from the Takumi product line, compared to $3,312,000 for fiscal 2015.

Orders for the fourth quarter of fiscal 2016 were $67,142,000, an increase of $4,841,000, or 8%, from the corresponding prior year period and included a negative currency impact of $1,664,000, or 3%, when translating foreign orders to U.S. dollars for financial reporting purposes. Orders for fiscal 2016 were $219,222,000, a decrease of $3,964,000, or 2%, compared to fiscal 2015 and included a negative currency impact of $6,545,000, or 3%, when translating foreign orders to U.S. dollars for financial reporting purposes.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal 2016 and 2015 (in thousands):

	Quarter Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2016	2015	Change	Change	2016	2015	Change	Change
Americas	$28,526	$21,567	$6,959	32%	$70,944	$72,021	$(1,077)	-1%
Europe	31,915	37,311	(5,396)	-14%	121,519	126,511	(4,992)	-4%
Asia Pacific	6,701	3,423	3,278	96%	26,759	24,654	2,105	9%
Total	$67,142	$62,301	$4,841	8%	$219,222	$223,186	$(3,964)	-2%

Orders in the Americas for the fourth quarter of fiscal 2016 increased by 32% compared to the corresponding prior year period as a result of year-end promotional activities following IMTS in September 2016. Orders in the Americas for fiscal 2016 decreased by 1% compared to fiscal 2015, reflecting an overall softer market and the impact of pricing pressures in this region, partially offset by the impact of twelve months of Milltronics sales in fiscal 2016 compared to only three months in fiscal 2015. Orders in the Americas for the fourth quarter and fiscal 2016 included $6,359,000 and $15,713,000, respectively, of orders from the Milltronics product line, compared to $4,327,000 and $10,091,000 in each of those periods in fiscal 2015, of which approximately $3,947,000 of orders were existing backlog orders acquired with the Milltronics product line in July 2015.

European orders for the fourth quarter of fiscal 2016 decreased by 14% compared to the corresponding prior year period, reflecting a negative currency impact of 4% and a reduction in orders of 10%. The quarter-over-quarter reduction in European orders was due to decreased customer demand for our higher-performance machines in Germany and Italy. European orders for fiscal 2016 decreased by 4% compared to fiscal 2015, primarily due to the negative impact of currency when translating foreign orders to U.S. dollars for financial reporting purposes.

Asian Pacific orders for the fourth quarter and fiscal 2016 increased by 96% and 9%, respectively, compared to the same periods in the prior year and included negative currency impacts of 8% and 5%, respectively, when translating foreign orders to U.S. dollars for financial reporting purposes. The year-over-year increases in Asian Pacific orders were due to increased customer demand for the Takumi product line in China. Asian Pacific orders for the fourth quarter and fiscal 2016 included $3,655,000 and $12,749,000 of orders from the Takumi product line, compared to $2,043,000 and $10,615,000, respectively, in each of those periods in fiscal 2015, of which approximately $8,572,000 of orders were existing backlog orders acquired with the Takumi product line in July 2015.

Gross profit for the fourth quarter of fiscal 2016 was $19,997,000, or 30% of sales, compared to $19,355,000, or 29% of sales, for the corresponding prior year period. The quarter-over-quarter improvement in gross profit was primarily attributable to the increase in sales. Gross profit for fiscal 2016 was $70,440,000, or 31% of sales, which was consistent with gross profit for fiscal 2015 of $69,091,000, or 31% of sales.

Selling, general and administrative expenses for the fourth quarter of fiscal 2016 were $14,878,000, or 22% of sales, compared to $12,632,000, or 19% of sales, in the corresponding prior year period. The increase in selling, general and administrative expenses for the fourth quarter of fiscal 2016 was primarily due to an increase in tradeshow expenses associated with the IMTS in September 2016. Selling, general and administrative expenses for fiscal 2016 were $50,824,000, or 22% of sales, compared to $45,287,000, or 21% of sales, in fiscal 2015. The year-over-year increase in selling, general and administrative expenses for fiscal 2016 was primarily due to increased trade show expenses, increased employee support costs for global sales operations, and incremental annualized operating expenses associated with the acquisitions of the Milltronics and Takumi product lines since July 2015.

The effective tax rates for the fourth quarter and fiscal 2016 were 34% and 30%, respectively, compared to 28% and 31% in the corresponding prior year periods. The year-over-year changes in the effective tax rates for the fourth quarter and fiscal 2016 were due to changes in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $41,217,000 at October 31, 2016, compared to $55,237,000 at October 31, 2015. Working capital (including cash and cash equivalents) was $160,413,000 at October 31, 2016 compared to $151,026,000 at October 31, 2015. The increase in working capital was primarily due to increased inventories, which were $117.0 million at October 31, 2016, compared to $106.3 million at October 31, 2015. The increase in inventories was primarily due to a reduction in orders during fiscal 2016, as well as incremental computerized machine tools for the Milltronics and Takumi product lines, which contributed to our efforts in expanding our consolidated product range to meet customers’ needs.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout North and South America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland

Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2016	2015	2016	2015
	(unaudited)
Sales and service fees	$66,354	$65,693	$227,289	$219,383
Cost of sales and service	46,357	46,338	156,849	150,292
Gross profit	19,997	19,355	70,440	69,091
Selling, general and administrative expenses	14,878	12,632	50,824	45,287
Operating income	5,119	6,723	19,616	23,804
License fee income, net	-	-	-	-
Interest expense	-	24	72	198
Interest income	6	1	40	76
Investment income	39	3	149	78
Other expense, net	622	48	848	207
Income before taxes	4,542	6,655	18,885	23,553
Provision for income taxes	1,539	1,851	5,593	7,339
Net income	$3,003	$4,804	$13,292	$16,214
Income per common share
Basic	$0.45	$0.73	$2.01	$2.46
Diluted	$0.45	$0.72	$1.99	$2.44
Weighted average common shares outstanding
Basic	6,573	6,552	6,569	6,543
Diluted	6,650	6,606	6,642	6,602

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,

Operating Data:	2016	2015	2016	2015
	(unaudited)
Gross margin	30%	29%	31%	31%
SG&A expense as a percentage of sales	22%	19%	22%	21%
Operating income as a percentage of sales	8%	10%	9%	11%
Pre-tax income as a percentage of sales	7%	10%	8%	11%
Effective tax rate	34%	28%	30%	31%
Depreciation and amortization	972	966	3,868	3,222
Capital expenditures	927	2,059	4,177	4,533

Balance Sheet Data:	10/31/2016	10/31/2015
Working capital	$160,413	$151,026
Days sales outstanding (unaudited)	52	42
Inventory turns (unaudited)	1.4	1.6
Capitalization
Total debt	$1,476	$1,583
Shareholders' equity	185,475	174,568
Total	$186,951	$176,151

Hurco Companies, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)
	October 31,	October 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$41,217	$55,237
Accounts receivable, net	48,631	41,766
Inventories, net	117,025	106,308
Derivative assets	1,725	1,228
Prepaid expenses	8,207	9,769
Other	1,576	1,804
Total current assets	218,381	216,112
Property and equipment:
Land	841	841
Building	7,352	7,314
Machinery and equipment	23,515	24,026
Leasehold improvements	3,487	3,323
	35,195	35,504
Less accumulated depreciation and amortization	(22,898)	(22,362)
Total property and equipment	12,297	13,142
Non-current assets:
Software development costs, less accumulated amortization	4,926	3,905
Goodwill	2,314	2,319
Intangible assets, net	1,150	1,289
Deferred income taxes	6,138	4,721
Investments and other assets, net	6,743	7,089
Total non-current assets	21,271	19,323
Total assets	$251,949	$248,577

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,200	$43,458
Derivative liabilities	538	1,071
Accrued expenses	18,754	18,974
Short-term debt	1,476	1,583
Total current liabilities	57,968	65,086
Non-current liabilities:
Deferred income taxes	4,294	3,998
Accrued tax liability	963	953
Deferred credits and other obligations	3,249	3,972
Total non-current liabilities	8,506	8,923
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,720,453 and 6,650,517 shares issued; and 6,573,103 and 6,551,718 shares
outstanding, as of October 31, 2016 and October 31, 2015, respectively	657	655
Additional paid-in capital	59,119	57,539
Retained earnings	136,742	125,760
Accumulated other comprehensive loss	(11,043)	(9,386)
Total shareholders' equity	185,475	174,568
Total liabilities and shareholders' equity	$251,949	$248,577